Exhibit 8.1


                   SIDLEY AUSTIN LLP    |BEIJING    GENEVA        SAN FRANCISCO
                   787 SEVENTH AVENUE   |BRUSSELS   HONG KONG     SHANGHAI
SIDLEY AUSTIN LLP  NEW YORK, NY  10019  |CHICAGO    LONDON        SINGAPORE
----------------|  212 839 5300         |DALLAS     LOS ANGELES   TOKYO
SIDLEY          |  212 839 5599 FAX     |FRANKFURT  NEW YORK      WASHINGTON, DC
                                        |
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                                        |FOUNDED 1866




                                  May 2, 2006


Pooled Auto Securities Shelf LLC
One Wachovia Center
Charlotte, North Carolina 28288

            Re:   Pooled Auto Securities Shelf LLC
                  Registration Statement on Form S-3
                  ----------------------------------

Ladies and Gentlemen:

      We have acted as special tax counsel for Pooled Auto Securities Shelf LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of its registration statement on Form S-3 (the "Registration Statement") relating to the issuance from time to time in one or more series (each, a "Series") of asset-backed securities (the "Securities") that are registered on such Registration Statement. The Registration Statement is to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the Registration Statement, each Series of Securities will be issued under and pursuant to the conditions of a separate pooling and servicing agreement, trust agreement or indenture (each an "Agreement") among the Company, a trustee (the "Trustee") and, where appropriate, a servicer (the "Servicer"), each to be identified in the prospectus supplement for such Series of Securities.

      We have examined the prospectus and the forms of prospectus supplement contained in the Registration Statement (the "Prospectus" and "Prospectus Supplements", respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

      We have advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading "Summary--Tax Status" and "Material Federal Income Tax Consequences" in the Prospectus and the Prospectus Supplements, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus and the Prospectus Supplements as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Securities. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

Pooled Auto Securities Shelf LLC
May 2, 2006
Page 2

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as special federal tax counsel to the Company under each of the above quoted headings in the Prospectus and the Prospectus Supplements forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                       Very truly yours,



                                       /s/ Sidley Austin LLP